EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 2 on Form S-3) and related Prospectus of F.N.B.Corporation for the registration of 219,978 shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2011, with respect to the consolidated financial statements and schedules of F.N.B. Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of F.N.B. Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Pittsburgh, Pennsylvania

January 26, 2012